Exhibit 21.01
SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION	ALSO DOES BUSINESS AS
Subsidiaries of Registrant:
CSK Auto, Inc. (“Auto”)	Arizona	Checker Auto Parts, Kragen Auto
Parts, Schuck’s Auto Supply,
Murray’s Discount Auto Stores

Subsidiaries of Auto:
CSK AUTO.COM, Inc.	Delaware